SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

	Filed by the Registrant	[X]
	Filed by a Party other than the Registrant	[ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material under Rule 14a-12

Fidelity Aberdeen Street Trust
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
(4) Proposed maximum aggregate value of transaction:
(5) Total Fee Paid:
[ ]	Fee paid previously with preliminary materials.
[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

Fidelity Freedom 2030 Fund®

Fidelity Spartan® U.S. Equity Index Fund

Fidelity® U.S. Bond Index Fund

Spartan International Index Fund

Spartan® Extended Market Index Fund

Spartan Total Market Index Fund

Telephone Reminder Script

Hello. My name is ________ and I'm calling from Fidelity Investments to assist shareholders with a proxy soliciation.

§ I see that you are a shareholder of record in [choose name of fund(s) below]

Fidelity Freedom 2030 Fund®

Fidelity Spartan® U.S. Equity Index Fund

Fidelity® U.S. Bond Index Fund

Spartan International Index Fund

Spartan® Extended Market Index Fund

Spartan Total Market Index Fund

§ Have you voted your proxy for the fund's shareholder meeting?

If yes: Thank you very much.

If no: The shareholder meeting has been postponed due to a lack of shareholder votes. Your participation is urgently needed and we have made special arrangements with a proxy solicitation firm which can take your vote over the phone. Can I transfer you to their representative right now?

If yes: Thank you, and I will transfer you now. Your call will be answered by a representative of D. F. King, a special proxy solicitation firm helping Fidelity with the proxy. You will need to give the last 4 digits of your social security number for identification purposes. (PSG representative transfer call to 1 800-848-3155)

If no, Thank you. Can I give you a number of our proxy solicitation firm that you can call at your convenience?

If yes: The phone number for D.F. King, our proxy solicitation firm, is 1 800-848-3155

If no: Thank you very much.

If participant says they did not receive material & they were a shareholder of record on 2/20/01 (for Freedom 2030, but the date is 4/16/01 for the Spartan Funds and US Bond Index), you may request a proxy package to be sent to them.

(Please go to PSG Online and click on "Reference Manual." You will find the Request form by clicking on "Proxy.")

Fidelity Freedom Funds are managed by Strategic Advisers, Inc., a subsidiary of FMR Corp.

For more complete information about any of the mutual funds available through the plan, including fees and expenses, call or write Fidelity for free prospectuses. Read them carefully before you make your investment choices.

Fidelity Investments Institutional Services Company, Inc.

82 Devonshire Street, Boston, MA 02109